EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

BUSH HOG, LLC,

CC INDUSTRIES, INC.,

ALAMO ACQUISITION, INC.,

AND

ALAMO GROUP INC.

Dated as of September 4, 2009

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EXHIBIT NUMBER	EXHIBIT NAME
A	Assignment of Contracts and Leases
B	Bill of Sale
C	Net Working Capital Pro Forma
D	Intellectual Property Assignment
E	Assumption Agreement
F	Investor Rights Agreement

SCHEDULE NUMBER	SCHEDULE NAME
1.1	Equipment and Tangible Personal Property
2.1(a)	Excluded Assets
2.1(b)	Excluded Liabilities
3.1	Qualifications
3.3	Certificate of Formation
3.4(a)	Financial Statements
3.4(b)	Interim Financial Statements
3.9(a)	Owned Real Property
3.9(b)	Leased Real Property
3.9(c)	Title Commitments and Surveys
3.9(d)	Zoning
3.10	Environmental
3.11	Tangible Personal Property; Liens
3.12	Compliance with Laws, Licenses, Permits, etc.
3.13	Affiliate Agreements
3.14	Contracts
3.15	Intellectual Property
3.17	Employee Benefits
3.18	Insurance
3.19	Litigation
3.20(a)	Tax Returns
3.20(d)	Tax Waiver

3.21	Interim Operations
6.5(b)	Seller's A/R Programs
8.4	Consents
11.1	Employees

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ASSET PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of September 4, 2009, by and among Bush Hog, LLC, a Delaware limited liability company (“Seller”), CC Industries, Inc., a Delaware corporation (“CCI”), Alamo Acquisition, Inc., a Delaware corporation (“Buyer”), and Alamo Group Inc., a Delaware corporation (“AGI”).

PRELIMINARY STATEMENT

WHEREAS, Seller is in the business of manufacturing and distributing the Product Lines used in the agricultural market and in the agricultural industry and other outdoor uses (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the Business, subject to certain designated liabilities, all on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1

CERTAIN DEFINITIONS

For purposes of this Agreement the following terms have the meanings set forth below:

“ADEM” means the Alabama Department of Environmental Management.

“ADEM Letter” has the meaning set forth in Section 6.4.

“AGI” has the meaning set forth in the Preamble.

“ALRERA” has the meaning set forth in Section 6.4.

“Affiliate” refers to, with respect to any given Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble, and shall include all Schedules and Exhibits.

“Ancillary Agreements” shall include all other agreements and instruments executed in connection with this Agreement, including but not limited to the Bill of Sale, the Assumption Agreement, the Assignment of Contracts and Leases, the Escrow Agreement, the Transitional Services Agreement, the Investor Rights Agreement and the Intellectual Property Assignment..

“Assignment of Contracts and Leases” refers to the Assignment of Contracts and Leases to be executed at closing by Seller and Buyer, substantially in the form of Exhibit A hereto.

“Assumed Contracts” means those Contracts designated as Assumed Contracts on Schedule 3.14 and sales and purchase orders relating to Purchased Product Lines entered into by Seller in the ordinary course of business.

“Assumed Liabilities” refers to, collectively, only those liabilities and obligations of Seller, excluding the Excluded Liabilities, (a) specifically listed, described or reserved for on the Interim Balance Sheet or trade accounts payable and accrued expenses incurred between the Interim Balance Sheet Date and the Closing Date in the ordinary course of business, consistent with past practice, that have not been or will not be satisfied or discharged on or prior to the Closing Date to the extent included in Net Working Capital, (b) arising with respect to the performance after the Closing Date of the Assumed Contracts, (c) to honor cash discounts on receivables outstanding as of the Closing Date to the extent such discounts are clearly reflected in the Books and Records, (d) for all costs in connection with the condition of the Owned Real Property and the Leased Real Property (excluding the Leased Real Property located in Telford, Tennessee), including but not limited to liabilities in connection with the presence of any Hazardous Materials or the compliance with any Environmental Laws except as to the Work and to the extent of Seller's indemnification obligations under Section 10 hereof, including Section 10.2A, (e) for all Warranty Claims arising subsequent to the Closing, (f) for all statutorily required dealer buy back obligations arising from and after the Closing Date, and (g) for products liability claims not considered Excluded Liabilities for products within the Purchased Product Lines manufactured or sold by Seller before Closing in connection with occurrences after Closing.

“Assumption Agreement” has the meaning set forth in Section 2.2

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“BHATE Recommendations” means that certain letter dated August 26, 2009, from BHATE Geosciences Corporation to Buyer.

“Bill of Sale” refers to the Bill of Sale to be executed at Closing by Seller, substantially in the form of Exhibit B hereto.

“Books and Records” shall mean all books and records of the Business (including such books and records as are contained in computerized storage media), including books and records related to Purchased Assets, inventory, purchasing, accounting, sales, research, engineering, manufacturing, maintenance, repairs, marketing, banking, Intellectual Property, shipping records, customer and supplier lists, records, literature, and correspondence, but excluding original personnel files and records relating to all existing and historical employees of Seller prior to the Closing Date (Buyer shall be permitted to make and retain copies of same).

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“Business” has the meaning set forth in the first recital to this Agreement.  By way of clarification, “Business” does not include Excluded Assets.

“Business Day” refers to a day, other than a Saturday or a Sunday, on which commercial banks are required to open or are not authorized to close in the City of Chicago.

“Buyer” has the meaning set forth in the Preamble.

“Buyer's Accounts Receivable” means an undivided one-half ownership interest in (a) the accounts receivable of the Business and (b) Seller's accounts receivable related to Utility Vehicles, as of the Closing Date.

 “Buyer’s Plan” has the meaning set forth in Section 10.4

“CCI” has the meaning set forth in the Preamble.

“Cap” has the meaning set forth in Section 9.2.

“Closing” has the meaning set forth in Section 8.1.

 “Closing Date” has the meaning set forth in Section 8.1.

 “Code” refers to the Internal Revenue Code of 1986, as amended.

“Collection Period” means for each receivable included in Seller's Accounts Receivable, the period beginning on the Closing Date and ending on the later of (a) the date that is twelve (12) months following the Closing Date or (b) the date that is six (6) months after the latest due date for such receivable, but not later than eighteen (18) months following the Closing Date.  Notwithstanding anything contained herein to the contrary, in the event of the bankruptcy, insolvency or reorganization of Buyer, an assignment for the benefit of creditor's of Buyer, or the inability of Buyer to pay its debts in the ordinary course of business, the Collection Period shall continue during the entire period of any such event and shall be tolled.

“Common Stock” means shares of the Common Stock, par value $0.10 of AGI.

“Consideration Shares” has the meaning set forth in Section 2.3(b).

“Contracts” refers to, collectively, all contracts, agreements, commitments, instruments, guaranties, bids, separation agreements, consent decrees and proposals to which Seller is a party as of the Closing Date and which are reasonably necessary to conduct the operation of the Business in the manner conducted by Seller prior to the Closing Date, including those listed on Schedule 3.14, including, but not limited to all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services by Seller, and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Seller.

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“Damages” refers to, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any losses, claims, damages, liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs, expenses and attorneys’ fees; excluding, however, all consequential, special or punitive damages (other than consequential damages arising from a breach of Sections 11.4 and 11.5).  Notwithstanding the foregoing, with regard to Damages relating to Qualified Environmental Matters and the removal of underground storage tanks, the exclusion in the preceding sentence with regard to special or punitive damages shall not be applicable, and Damages will include reimbursement for reasonable out-of-pocket costs of remediating, correcting, or otherwise addressing in a reasonably cost effective manner, the conditions giving rise to such Damages.

“Documents of Record” refers to copies of all documents referred to in the Title Commitment (as defined below).

“Employees” has the meaning as set forth in Section 10.1(a).

“Employee Benefit Plan” means all “employee benefit plans” as defined by Section 3.3 of ERISA, all specified fringe benefit plans as defined in Code Section 6039D, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto.

“Environmental Laws” refers to any federal, state or local statutes, regulations, or ordinances concerning pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, testing, treatment, storage, disposal, distribution, labeling, processing, discharging, release, threatened release, control or cleanup of any Hazardous Materials.

“ERISA” refers to the Employee Retirement Income Security Act of 1974, as amended.

“Established Loss” has the meaning set forth in Section 9.5.

“Estimated Net Working Capital” has the meaning set forth in Section 2.3(a).

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“Excluded Assets” refers to, collectively, only the following specific items (a) any cash or cash equivalents of Seller (including for this purpose all collected funds and items in the process of collection received in bank accounts associated with Seller through 11:59 p.m., Central Standard Time, on the Closing Date, but not including cash held in petty cash accounts of Seller) except to the extent used in the calculation of Net Working Capital, (b) Seller's Accounts Receivable, (c) any rights of Seller or any of its Affiliates to any Tax refund with respect to periods prior to the Closing Date, (d) any assets of any Employee Benefit Plan maintained by Seller or any of its Affiliates, (e) any property, casualty, workers’ compensation or other insurance policy or related insurance services contract relating to Seller or any of its Affiliates and any rights of Seller or any of its Affiliates under such insurance policy or contract, (f) any rights of Seller under this Agreement or under any other agreement between Seller and Buyer, (g) the assets, properties or rights of Seller listed on Schedule 2.1(a), including the assets, rights or properties to be purchased by Alo Tennessee, Inc. that are listed on the attachment to Schedule 2.1(a), (h) original personnel files and records relating to all existing and historical employees of Seller prior to the Closing Date (Buyer is permitted to make and retain copies of same), (i) any books, records and information solely related to any of the Excluded Assets or Excluded Liabilities, (j) company organizational documents, minute books and records and the like, (k) Seller's leased real property located in Telford, Tennessee, (l) finished goods related to Utility Vehicles and raw material and work in progress related to loaders, and (m) all past, present or future claims, causes in action and rights or actions by Seller against third parties relating to (i) the Business and/or any Purchased Assets arising from events, acts, omissions or circumstances on or prior to the Closing Date, or (ii) the Business and/or any Purchased Assets arising from events, acts, omissions or circumstances after the Closing Date to the extent such claim or action relates to or arose out of any matter for which Seller remains liable, including, but not limited to, any Excluded Liability and any matter for which Seller is obligated to indemnify Buyer pursuant to the terms of this Agreement, provided that to the extent that Seller's realization or pursuit of any item set forth in this clause (m) could negatively impact any relationship of Buyer in connection with the Business or any Purchased Asset in any material way, Seller shall not pursue the same or exercise any right or remedy prior to obtaining the written consent of Seller, which shall not be unreasonably withheld or denied.

“Excluded Liabilities” refers to any and all liabilities and obligations of Seller or any Affiliate or Subsidiary of Seller (other than Assumed Liabilities), including but not limited to, (a) any liability or obligation of Seller or any of its Affiliates arising prior to, on or after the Closing Date in connection with any Excluded Asset, (b) any liability or obligation (whether assessed or unassessed) of Seller or any of its Affiliates with respect to Taxes, other than real estate taxes to the extent accrued or reserved for in determining Net Working Capital, (c) except for equipment lease payments to Great Dane Financial LLC, as accruing from and after the Closing Date, any liability or obligation with respect to any accounts payable of Seller as to which the account party is an Affiliate of the Seller, (d) any liability or obligation with respect to any checks issued by Seller prior to the Closing Date which are outstanding as of the Closing Date, (e) any liability or obligation of Seller with respect to indebtedness for borrowed money, (f) any liability or obligation of Seller or any of its Affiliates with respect to employees or employee benefits not specifically assumed by Buyer pursuant to 0, (g) any liabilities listed on Schedule 2.1(b), (h) any liabilities or obligations related to Seller's leased real property in Telford, Tennessee,  (i) for products liability claims for products within the Purchased Product Lines manufactured or sold by Seller before Closing in connection with occurrences prior to Closing and for products liability claims for Utility Vehicles, (j) Contracts of Seller other than Assumed Contracts and (k) Damages and costs relating to the Work.

“Financial Statements” has the meaning set forth in Section 3.4(b).

“GAAP” refers to United States generally accepted accounting principles, as in effect from time to time, consistently applied.

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“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body, including without limitation the New York Stock Exchange, to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Materials” refers to each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law or the release of which is prohibited under any Environmental Law.  Without limiting the generality of the foregoing, the term will include the following, together with any applicable State of Alabama equivalent:

(a)       “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of  26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. sec 9601 et seq.); the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.), or Title III of the Superfund Amendments and Reauthorization Act (42 U.S.C. sec 11,001 et seq.), each as amended to date, and regulations promulgated thereunder;

(b)       “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. sec. 6901 et seq.) and regulations promulgated thereunder;

(c)        “hazardous materials” as defined in the Hazardous Materials Transport Act (49 U.S.C. sec. 1801 et seq.) , as amended to date, and regulations promulgated thereunder; and

(d)        “chemical substance or mixture” as defined in the Toxic Substances Control Act (15 U.S.C. sec. 2601 et seq.), as amended to date, and regulations promulgated thereunder.

“HSR Act” refers to the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” has the meaning set forth in Section 9.5.

“Indemnitor” has the meaning set forth in Section 9.5.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Independent Auditor” has the meaning set forth in Section 0.

“Intangible License” has the meaning set forth in Section 3.15(b).

“Intangibles” has the meaning set forth in Section 3.15(a).

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“Intellectual Property” shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate and partnership names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all drawings relating to the design and manufacture of all Product Lines, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Assignment” refers to the Intellectual Property Assignment to be executed at Closing by Seller and Buyer, substantially in the form of Exhibit D hereto.

“Interim Balance Sheet” has the meaning set forth in Section 3.4(b).

“Interim Balance Sheet Date” refers to June 27, 2009.

“Inventory” means all raw material, work in progress, finished goods and parts of Seller used in the Business other than finished goods related to Utility Vehicles and raw material and work in progress related to loaders.

“IRS” refers to the Internal Revenue Service of the Department of the Treasury.

“Item of Dispute” has the meaning set forth in Section 2.4(a).

“Knowledge” as applied to Seller anywhere in this Agreement means: (a) the knowledge of Duane Prentice, Matt Mikesell, Howard May, Tom Patterson, David Middlebrooks, James Bearden and Alan Murray, and (b) the knowledge of any other fact or circumstance that would have or should have come to the attention of any of the individuals listed in clause (a) hereof in the course of discharging his duties in a reasonable and prudent manner consistent with sound business practices.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.9(b).

“Leases” has the meaning set forth in Section 3.9(b).

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“Lien” refers to any mortgage, pledge, lien, security interest, claim, charge, equitable interest, option assessment, easement, encroachment or other encumbrance, other than Permitted Liens.

“Material Adverse Effect” refers to a material adverse effect with respect to the properties, operations, or financial condition of the Business taken as a whole, provided, that no change, effect or circumstance will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the United States economy or in the industries in which Seller operates, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, (c) the disclosure of the fact that the Buyer is the prospective acquirer of the Business, (d) the announcement or pendency of the transactions contemplated hereby, (e) any change in accounting requirements or principles imposed upon the Seller or any change in applicable laws, rules or regulations applicable to Seller or the interpretation thereof, or (f) compliance with the terms of, or the taking of any action required by, this Agreement.

“Net Working Capital” means current assets less the sum of current liabilities as determined in accordance with methodologies used to prepare the Interim Balance Sheet and as more specifically set forth on Exhibit C attached hereto.

“Objections Statement” has the meaning set forth in Section 2.4(a).

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Permit” refers to any permit, approval, authorization, license, variance, certificates, registration, exemptions, rights of way, franchise privileges, grants and ordinances, or permission required by a Governmental Entity under any applicable Laws.

“Permitted Exceptions” has the meaning set forth in Section 8.3(c).

“Permitted Liens” refers to (i) mechanic’s, materialmen’s and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings, (iii) liens securing rental payments under capital lease arrangements, (iv) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money (excluding any borrowed money from Affiliates of Seller), (v) liens disclosed on the Title Commitments, and (vi) other liens for monetary matters (other than in connection with the borrowing of money) included in the calculation of Net Working Capital and arising in the ordinary course of business.

“Person” refers to any individual, partnership, limited liability company, corporation, trust, association, government or any department or agency thereof or any other entity.

“Pioneer Report” means the Subsurface Investigation Services Report from Pioneer Engineering & Environmental Services, Inc. dated August 25, 2009.

“Preliminary Closing Statement” has the meaning set forth in Section 2.4(a).

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“Product Lines” means the types of goods manufactured and/or distributed by Seller as of the date of this Agreement, and in the past, including but not limited to, rotary cutters, tillers, zero turn radius mowers, Utility Vehicles, backhoes, post hole diggers, loaders, finishing mowers, other landscaping equipment, and replacement parts.

“Prorations” means closing adjustment, to the extent not already included in the calculation of Closing Net Working Capital, of utilities, rents, real estate taxes, wages, vacation, sick and holiday pay, and other pro-ratable items which shall be estimated at Closing and as per the Closing Date and reprorated upon the determination of actual amounts as herein provided.

“Purchase Price”  shall mean the Stock Consideration plus (A) the amount, if any, by which the Net Working Capital as of the Closing Date exceeds $53,680,604, minus (B) the amount, if any, by which the Net Working Capital as of the Closing Date is less than $49,680,604, plus or minus (C) the Prorations.  The portion of the Purchase Price not evidenced by the Stock Consideration shall be paid as provided in Section 2.4.

 “Purchased Assets” refers to any and all of the business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are owned by Seller and used in, held for use by, or related to the Business reflecting operation of the Business in the ordinary course, but specifically excluding all Excluded Assets, as the same may exist on the Closing Date, including but not limited to:

(a)        all machinery, equipment, test equipment, vehicles, furniture, office equipment and other tangible personal property including, but not limited to, those items listed on Schedule 1.1;

(b)        all Owned Real Property, improvements, fixtures and all other appurtenances thereto and rights in respect thereof listed on Schedule 3.9(a);

(c)        all Inventory as of the Closing Date;

(d)        the Buyer's Accounts Receivable;

(e)        all notes receivable and other claims for money or other obligations due to Seller arising out of the Business;

(f)         all parts and supplies of Seller held for use in connection with Warranty work for Utility Vehicles;

(g)        all of the Intellectual Property and the associated goodwill therewith;

(h)        all right, title and interest in, to and under all Assumed Contracts, subject in each case to the terms of such Assumed Contracts;

(i)         the Books and Records of Seller;

(j)         to the extent legally assignable, all Permits; and

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(k)        any other tangible or intangible assets of Seller which are used in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business.

“Purchased Product Lines” refers to all Product Lines other than Utility Vehicles.

“Qualified Environmental Matter” means: (i) any contamination caused by any emission, discharge or release of Hazardous Materials on the Subject Areas prior to the Closing Date at concentration levels that require remediation under any applicable Environmental Laws, or (ii) any groundwater contaminated by a release, spill, disposal or leak of any Hazardous Materials on the Subject Areas prior to the Closing Date at groundwater concentration levels that require remediation under any applicable Environmental Laws.

“Schedules” or “Disclosure Schedules” refers to, collectively, the various Schedules referred to in this Agreement delivered separately to Buyer on or before the date of this Agreement.

“Seller” has the meaning set forth in the Preamble.

“Seller's Accounts Receivable” means an undivided one-half ownership interest in (a) the accounts receivable of the Business and (b) Seller's accounts receivable related to Utility Vehicles, as of the Closing Date.

“Stock Consideration” shall mean one million seven hundred thousand (1,700,000) shares of Common Stock.

“Subject Areas” means those portions of the Owned Real Property designated in the BHATE Recommendations.

“Subsidiary” shall mean, as the case may be, any Person of which Seller (or other specified Person) shall own directly or indirectly at least a majority of the outstanding capital stock (or other units of equity interest) entitled to vote generally in the election of directors or in which Seller (or other specified Person) is a general partner or joint venturer without limited liability.

“Supplement” has the meaning set forth in Section 5.5.

“Survey” has the meaning set forth in Section 0.

“Tax Return” refers to any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

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“Taxes” refers to all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, whether disputed or not.

“Third Party Intellectual Property” has the meaning set forth in Section 3.15(b).

“Title Commitments” has the meaning set forth in Section 0.

“Title Insurance Company” has the meaning set forth in Section 0.

“Transferred Employees” has the meaning set forth in Section 10.1(b) hereof.

“Transition Services Agreement” refers to the agreement between Buyer and Seller providing for the provision of certain post-Closing transition services to be executed at Closing in a form reasonably acceptable to Buyer, Seller and their counsel.

“Utility Vehicles” means the utility vehicles and all-terrain vehicles manufactured and/or sold by Seller.

 “WARN” refers to the Workers Adjustment and Retraining Notice Act of 1988, as amended.

“Warranty” shall mean all warranties of Seller on Product Lines set forth on Schedule 1.2 attached hereto.

“Warranty Claim” shall mean a claim by a purchaser of goods included in the Product Lines in accordance with a Warranty, and not otherwise.

“Work” has the meaning set forth in Section 6.4.

SECTION 2

BASIC TRANSACTION

2.1        Purchase and Sale of Purchased Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer, all of Seller's right, title and interest in and to the Purchased Assets.

2.2        Assumption of Liabilities.

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller will assign, and Buyer will assume the Assumed Liabilities, pursuant to an Assumption Agreement (“Assumption Agreement”), the form of which is attached hereto as Exhibit  E.

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2.3       Calculation and Payment of Purchase Price

(a)           At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer its good faith calculation of the Net Working Capital and Prorations as of the Closing Date (the “Estimated Net Working Capital”).  The Estimated Net Working Capital and any required adjustments thereto will be paid in accordance with Section 2.4 below.

(b)          At the Closing, the number of shares of Common Stock included within the Stock Consideration shall be issued to, and registered in the name of, Seller or its designee (“Consideration Shares”).

2.4       Final Net Working Capital and Prorations Calculation

(a)          Promptly, but in any event within sixty (60) days after the Closing Date, Buyer will deliver to Seller its calculation of Net Working Capital and Prorations (the “Preliminary Closing Statement”).  Seller will make personnel available to Buyer that are not part of the employees hired by Buyer under Section 11 hereof to assist Buyer in the preparation of the Preliminary Closing Statement.  Buyer shall (i) assist Seller in the review of the Preliminary Closing Statement and provide Seller and its representatives with full access to the books, records, facilities and employees of the Buyer, and (ii) cooperate fully with Seller and its representatives, including the provision on a timely basis of all information necessary or useful in reviewing the Preliminary Closing Statement.  Unless within the 30-day period following Seller’s receipt of the Preliminary Closing Statement, Seller delivers written notice to Buyer (the “Objections Statement”) setting forth in reasonable detail any and all items of disagreement related to the Preliminary Closing Statement, including the nature and dollar amount thereof (each, an “Item of Dispute”), subject to the resolution of any issues in the Objections Statement, the Preliminary Closing Statement (and its determination of Net Working Capital and Prorations) shall be conclusive and binding upon Seller and Buyer; provided that the only basis on which Seller shall be permitted to submit an Item of Dispute is that such Item of Dispute was not prepared in accordance with the accounting policies and procedures consistent with those used by Seller prior to the Closing Date in the preparation of the Interim Balance Sheet and in accordance with Exhibit C attached hereto or this Section 2.4(a) (as further defined or clarified by the definitions of the terms herein) or that a mathematical error was made.

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(b)         If Seller delivers an Objections Statement to Buyer within such 30-day period, Buyer and Seller shall use reasonable best efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved, the Preliminary Closing Statement shall be modified as necessary to reflect such resolution.  If all Items of Dispute are so resolved, the Preliminary Closing Statement (as so modified) (and the determination of Net Working Capital and Prorations) shall be conclusive and binding on Seller and Buyer.  If any Item of Dispute remains unresolved for a period of fifteen (15) Business Days after Buyer’s receipt of the Objections Statement, Buyer and Seller shall submit the remaining Items of Dispute to Grant Thornton LLP (the “Independent Auditor”).  Buyer and Seller shall request that the Independent Auditor render a determination (which determination shall be solely based on whether such Item of Dispute was prepared in accordance with the terms of this Section 2.4 or whether a mathematical error was made) as to each unresolved Item of Dispute within thirty (30) Business Days after its retention, and Buyer and Seller shall cooperate fully with the Independent Auditor so as to enable it to make such determination as quickly and as accurately as practicable.  The Independent Auditor's determination as to each Item of Dispute submitted to it shall be (i) based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review), (ii) in writing and (iii) conclusive and binding upon Buyer and Seller, and the Preliminary Closing Statement shall be modified to the extent necessary to reflect such determination.  The Independent Auditor shall consider only the remaining Items of Dispute and the Independent Auditor may not assign a value to any Item of Dispute greater than the greatest value assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand.  The costs and expenses of the Independent Auditor shall be borne by the prevailing party as determined by the Independent Auditor.

(c)           If the Net Working Capital plus Prorations as finally determined pursuant to this Section 2.4 requires a payment to Seller, then Buyer shall pay to Seller such excess, dollar for dollar, from the next collections of Buyer's Accounts Receivable until such amount is fully paid.  If the Net Working Capital plus Prorations as finally determined pursuant to this Section 2.4 requires a payment to Buyer, then Seller shall pay to Buyer such shortfall, dollar for dollar, from the next collections of Seller's Accounts Receivable until such amount is fully paid.

2.5        Allocation of Purchase Price.

(a)            Buyer and Seller shall, before the Closing Date, agree on a preliminary allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets.  Subject to the requirements of any applicable tax law, all Tax Returns filed by Buyer and Seller shall be prepared consistently with such allocation as thereafter reconciled as provided herein.

(b)           In the event that the Purchase Price reconciliation pursuant to Section 2.4 hereof requires adjustment to the allocation after the delivery of the Preliminary Closing Statement by Seller, Buyer and Seller agree to adjust the allocation to reflect such Purchase Price reconciliation and, subject to the requirements of any applicable tax law, to file consistently any Tax Returns required as a result of such Purchase Price reconciliation.

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(c)            Within one hundred fifty (150) days after the Closing Date, Seller shall prepare those statements or forms (including Form 8594) required by Section 1060 of the Code and the regulations promulgated thereunder.  Such statements or forms shall be prepared consistently with the allocations under this Section.  Such statements or forms shall be agreed upon by the parties within thirty (30) days after the delivery of such statements by the Seller to the Buyer as required by this Section and shall be filed by the parties with their respective federal income Tax Returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND CCI

Seller and CCI, jointly and severally, represent and warrant to Buyer and AGI as follows:

3.1        Due Organization; Power and Authority of Seller and CCI.

Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.  CCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Seller is qualified to do business as a foreign limited liability company and is in good standing as such, in each jurisdiction where the nature of Seller’s activities requires such qualification, including each jurisdiction set forth on Schedule 3.1.  Each of CCI and Seller has full power and authority to execute and deliver this Agreement, and the execution and delivery by CCI and Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CCI and Seller, and this Agreement constitutes the legal, valid, and binding obligation of CCI and Seller enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar Laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Seller has full power to carry on the business presently being conducted by it.  Seller owns no Subsidiary.

3.2        No Default Effected.

Except for any consents required in Section 7.9, neither the execution and delivery of this Agreement or any Ancillary Agreement by Seller, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms and compliance with the provisions hereof or thereof, will conflict with or result in a breach of or a default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Entity applicable to Seller, or of the Certificate of Formation or Limited Liability Company Agreement of Seller (as amended), or of any Contract, Lease, Permit or other instrument to which Seller is a party or subject or by which either Seller or any of its properties or assets are bound, or of any applicable statute, rule, or regulation to which Seller or its business is subject.

3.3        Company Records.

Schedule 3.3 contains a true and correct copy of Seller’s Certificate of Formation, as amended.

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3.4        Financial Statements; Interim Balance Sheet.

(a)            The audited balance sheets of Seller at December 31, 2006, December 31, 2007, and December 31, 2008 and related statement of income and members interests for the periods then ended, audited by PriceWaterhouseCoopers and included as Schedule 3.4(a), were prepared in accordance with GAAP and present fairly the financial condition and the results of operations of Seller as of the dates and for the periods indicated thereon (“Audited Financial Statements”).

(b)           The unaudited balance sheet as of June 27, 2009, and the related statement of income for the six‑month period then ended, included as Schedule 3.4(b) were prepared in accordance with GAAP and present fairly the financial condition and the results of operations of Seller as of the dates and for the periods indicated thereon (the “Interim Balance Sheet,” and with the Audited Financial Statements, the “Financial Statements”), subject to normal year-end adjustments and those adjustments required in order to cause the Interim Balance Sheet to reflect, on a pro forma basis, the transactions contemplated hereby.

3.5        Undisclosed Liabilities.

Except as would not be reasonably expected to have a Material Adverse Effect, Seller has no liabilities or obligations (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for liabilities and obligations (i) reflected or reserved for on the Interim Balance Sheet, (ii) that have arisen since the Interim Balance Sheet Date in the ordinary course of the operations of Seller (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) relating to performance obligations under Leases and Contracts in accordance with the terms and conditions thereof or (iv) as expressly set forth herein or in any Schedule hereto.

3.6         Accounts Receivable.

All accounts receivable relating to the Business reflected on the Interim Balance Sheet, and all accounts receivable relating to the Business and all accounts receivable of Seller in conjunction with the sale and distribution of Utility Vehicles arising subsequent to the Interim Balance Sheet Date, have arisen in the ordinary course of business of Seller.  All items that are required by GAAP to be reflected as accounts receivable on the Interim Balance Sheet and on the books of Seller are so reflected and any reserve accounts relating thereto have been established in accordance with GAAP.

3.7        Inventory.

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The Inventory of the Business currently is, as the case may be, (a) substantially equivalent in quality to the materials, supplies and work-in-process, and additions thereto, generally included in such inventory in the past; (b) suitable for the manufacture and distribution of products of the Business in a manner substantially equivalent in quality to that achieved generally by the Business in the past and (c) of good and merchantable quality and is salable (in the case of inventory held for sale) or currently usable (in the case of other inventory) in the ordinary course of business, in all material respects and subject to any reserves with respect to such inventories set forth in the Interim Balance Sheet or, for inventory not existing as of the Interim Balance Sheet Date, on the books and records of Seller. The amounts shown for inventories on the Interim Balance Sheet were determined in accordance with the first-in, first-out method.  The value of obsolete, damaged or excess inventory and of inventory below standard quality has been written down to net realizable value on the Interim Balance Sheet, or adequate reserves have been provided therefore, and the value at which inventories are carried reflects first-in first-out valuation in accordance with GAAP.

3.8              Material Adverse Effect.

Since January 1, 2009, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists to the Knowledge of Seller that may result in a Material Adverse Effect.

3.9              Real Property.

(a)           Owned Real Property.  Schedule 3.9(a) lists real property owned by Seller (the “Owned Real Property”).  Seller’s title to the Owned Real Property and improvements thereon is as set forth in the Title Commitments.  Except as disclosed on Schedule 3.9(a), none of the Owned Real Property is subject to any right or option of any other person, firm, corporation or other entity to purchase or otherwise obtain title to such property.

(b)           Leased Real Property.  Schedule 3.9(b) lists all real property leased by Seller (whether as lessor or lessee and including those in the names of nominees or other entities) and used or occupied in connection with the Business (the “Leased Real Property).  Schedule 3.9(b) contains a list of all leases and occupancy agreements, together with any amendments thereto (the “Leases”), with respect to the Leased Real Property.  Except as identified on Schedule 3.9(b) true, complete and accurate copies of the Leases have been made available to Buyer, and each of such Leases is in full force and effect without modification or amendment from the form delivered.  Neither Seller nor, to Seller’s Knowledge, any of the other parties to the Leases, is in material default under any of the Leases, which default would give either party thereto the right to terminate such Lease or give rise to the right on the part of either party to any material penalty or set-off.

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(c)            Title Commitments and Surveys.  Seller has delivered to Buyer preliminary title commitments (“Title Commitments”), Documents of Record and Surveys for all of the Owned Real Property, except that a separate survey has not been prepared for the Etheridge Subdivision parcel identified as Item 3 on Schedule 0.  As set forth on Schedule 0, the Title Commitments were issued by Chicago Title Insurance Company (the “Title Insurance Company”) in the minimum amount issued by the Title Insurance Company, cover title to each parcel of Owned Real Property, commit to the issuance of an American Land Title Association Owner's title insurance policy or leasehold title insurance policy, as the case may be, showing fee simple title or leasehold title in Seller subject to the title exceptions set forth therein, and contain a commitment to provide (where available) extended coverage over the general exceptions contained therein.  The Title Commitments shall be conclusive evidence of good title to the portion of the Owned Real Property as therein shown as to all matters insured by the policy, subject only to the exceptions as above stated.  Seller has also delivered to Buyer existing Surveys (the “Surveys”) of all of the Owned Real Property.

(d)           Zoning.  Except as set forth on Schedule 3.9(d) or as disclosed on the Surveys: (i) Seller has not received any notice of any violation of any applicable building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits or other requirements in respect of the Owned Real Property, which has not been heretofore remedied and (ii) Seller has no Knowledge of and has not received any notice (other than published notice not actually received) of any pending or contemplated rezoning proceeding affecting the Owned Real Property.

(e)           Insurance Notices.  Seller has received no notice from any insurance carrier regarding defects or inadequacies in the Owned Real Property, which, if not corrected, would result in termination of Seller’s insurance coverage therefor or a material increase in the cost thereof.

(f)            Eminent Domain.  There is no pending or, to Seller’s Knowledge,  threatened: (i) condemnation of any part of the Owned Real Property by any Governmental Entity; (ii) special assessment against any part of the Owned Real Property; or (iii) litigation against Seller for breach of any restrictive covenant affecting any part of the Owned Real Property.

(g)           Utilities.  Seller has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for the Owned Real Property.

(h)           Foreign Investments.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

3.10          Environmental Matters.

Except as set forth on Schedule 3.10 or as reflected on the Interim Balance Sheet: (i) Seller is in material compliance in all respects with all Environmental Laws in connection with the ownership, use, maintenance and operation of the Owned Real Property, the Leased Real Property, and otherwise in connection with the conduct of the Business; (ii) Seller has no material liability, whether contingent or otherwise, under any Environmental Law with respect to its operations or properties; (iii) no notices of violation or alleged violation of, non-compliance or alleged non-compliance with or any liability under, any Environmental Law relating to the operations or properties of Seller have been received by Seller since January 1, 2005 (iv) there are no administrative, civil or criminal writs, injunctions, decrees, orders, or judgments outstanding, or any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to Seller’s Knowledge, threatened relating to compliance with or liability under any Environmental Law affecting Seller.

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3.11          Condition and Compliance of Property.

Seller has good and marketable title to all personal property constituting Purchased Assets subject to no Lien except as set forth on Schedule 0.  The Purchased Assets and the Excluded Assets in the aggregate are adequate to conduct the Business in substantially the manner currently conducted.

3.12          Compliance with Laws.

Except as set forth on Schedule 3.12,  Seller has complied in all material respects with all Laws applicable to the Business or any of the Purchased Assets.  Schedule 3.12 sets forth a list of each license, Permit, certificate of occupancy, exemption, consent, waiver, authorization, franchise, right, order or approval of any Governmental Entity that is material to or necessary for the conduct of the Business or the ownership or use of the Purchased Assets as currently conducted, owned and used by Seller.  All Permits included on Schedule 3.12, except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or limit any such Permit.

3.13          Affiliate Agreements.

Except as set forth on Schedule 3.13, there are no material written or oral Contracts between Seller and its Affiliates in connection with the Business, including, without limitation, any such Contracts relating to the provision of any services by Seller to any such Affiliate, or by any such Affiliate to Seller.

3.14          Contracts.

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Except for any Excluded Assets, Excluded Liabilities, sales and purchase orders entered into in the ordinary course of business or as set forth on Schedule 3.14, Seller is not a party to or bound by any written: (i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to any borrowing of money to which any of the Purchased Assets will remain subject to as of the Closing; (ii) guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, to which any of the Purchased Assets will remain subject to as of the Closing, excluding endorsements or guaranties of instruments made in the ordinary course of business in connection with the deposit of items for collection, and express product and statutory warranties; (iii) agreement or arrangement for the sale or lease of any amount of its assets other than in the usual, regular, and ordinary course of business; (iv) agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets other than in the usual, regular, and ordinary course of business; (v) contracts pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of business, assets, or stock of other companies; (vi) distribution, dealership, representative, broker, sales agency, or advertising contract excepting any such contract that by its terms is terminable at will, or by giving notice of 90 days or less, without liability; (vii) lease or other agreement for the use of personal property other than in the usual, regular, and ordinary course of business; (viii) agreement imposing non-competition or exclusive dealing obligations on Seller; or (ix) contract for the future purchase of materials, supplies, services, merchandise, or equipment parts, except contracts made in the usual, regular, and ordinary course of business. Except as set forth in Schedule 3.14, neither Seller nor, to Seller's Knowledge, any other party thereto is in material default under any Contracts to which Seller is a party or by which it is bound.  Seller has made available to Buyer a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed in Schedule 3.14. No Contract listed on Schedule 3.14 is an “Assumed Contract” unless clearly designated as an Assumed Contract on Schedule 3.14.

3.15      Intellectual Property.

(a)        Schedule 3.15 lists and identifies (i) all Intellectual Property that is directly owned by Seller and relating to the Business and specifically identifies the owner and each license, agreement or other permission that Seller has granted to any other Person with respect to Intellectual Property or Seller Intangibles, and (ii) all Intellectual Property that is software owned by Seller, including an identification of any third party software incorporated in such software (the Intellectual Property referred to in clauses (i) and (ii) of this subsection (a) being, collectively, referred to as the “Intangibles”).

(b)        Except as otherwise indicated on Schedule 3.15:

(i)         Seller possesses all right, title, and interest in and to its Intangibles, free and clear of any Lien, Intangible License or other restriction and such Intangibles are not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

(ii)        no action is pending and, to the Knowledge of Seller, no action is threatened that challenges the enforceability, use or ownership of Seller’s Intangibles; and

(iii)       Seller has never agreed to indemnify any other Person for or against any interference, infringement, misappropriation or other conflict with respect to its Intangibles.

(c)        Schedule 3.15 lists and identifies any Intellectual Property licensed to Seller by any Person or otherwise used by Seller in the Business (the “Third Party Intellectual Property”) pursuant to any license, sublicense, agreement or permission (each an “Intangible License”) and identifies the owner or licensor of the Third Party Intellectual Property.  Seller has delivered to Buyer correct and complete copies of each Intangible License.  With respect to each item of Third Party Intellectual Property:

(i)         each Intangible License covering one or more items of Third Party Intellectual Property is, as to Seller holding such Intangible License, enforceable and in full force and effect, and is enforceable and in full force and effect as to any other party to such Intangible License;

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(ii)        each Intangible License held by Seller covering one or more items of Third Party Intellectual Property will continue to be enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement and no third party consents are necessary in connection with the consummation of the transactions contemplated by this Agreement;

(iii)       no other party to an Intangible License held by Seller covering one or more items of Third Party Intellectual Property is in breach or default thereof, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv)       no other party to an Intangible License covering one or more items of Third Party Intellectual Property has notified Seller holding such Intangible License that such party has repudiated any provision thereof;

(v)        no action, injunction, judgment, order, decree or ruling is pending or, to the Knowledge of Seller, is threatened that challenges the enforceability of the underlying item of Third Party Intellectual Property held by Seller; and

(vi)       Seller has not granted any sublicense or similar right with respect to the Third Party Intellectual Property held by it.

(d)        To the Knowledge of Seller, except as disclosed on Schedule 3.15, the use or sale by Seller of any products or services in the Business and use by Seller of the Intellectual Property held by it do not interfere with, infringe on, misappropriate or otherwise come into conflict with any Intellectual Property rights of any other Person and have not interfered with, infringed on, misappropriated or otherwise come into conflict with, any Intellectual Property rights of any other Person and, to the Knowledge of Seller, no activity of any other Person infringes upon the rights of Seller with respect to any of its Intangibles.  Except as disclosed on Schedule 3.15, no action alleging or relating to any such infringement against the rights of Seller is currently pending or, to the Knowledge of Seller, threatened.  To the Knowledge of Seller, except as disclosed on Schedule 3.15, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller in the Intangibles that it owns or licenses.

3.16      Labor Relations.

Seller is not a party to any collective bargaining agreement.  There are no controversies pending or, to the Seller’s Knowledge, threatened between Seller and any of its current or former employees or any labor or other collective bargaining unit representing any current or former employee of Seller that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect.  To Seller’s Knowledge, no organizational effort is presently being made or, threatened by or on behalf of any labor union with respect to employees of Seller.

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3.17      Employee Benefits.

(a)            Employee Benefit Plans.  Schedule 0 lists all Employee Benefit Plans that Seller maintains or to which Seller contributes for the benefit of any current or former employee of Seller.  Except as set forth on Schedule 0 or to the extent not reasonably expected to have a Material Adverse Effect: (a) each Employee Benefit Plan is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms; (b) each Employee Benefit Plan which is intended to be “qualified” within the meaning of ERISA materially satisfies all applicable requirements of ERISA; (c) no material claim, action or litigation has been made, commenced or, to Seller's Knowledge, threatened in writing with respect to any Employee Benefit Plan or any fiduciary with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of the denial of any such claims); (d) all required contributions, assessments and premium payments on account of each Employee Benefit Plan have been timely paid.

(b)           Documents.  Seller has delivered to Buyer complete and accurate copies of (i) all plans or summary plan descriptions for each Employee Benefit Plan described in Section 3.3 of ERISA and listed on Schedule 0, and (ii) the plan or summary description of each of the material Employee Benefit Plan listed on Schedule 3.17.

(c)            Continuation Coverage.  With respect to each Employee Benefit Plan listed on Schedule 0, Seller or an Affiliate has complied in all material respects with the applicable requirements of Code Section 4980B.

3.18      Insurance.

Schedule 3.18 sets forth a list of all material insurance policies providing coverage for the properties or operations of the Business and the sale and distribution of Utility Vehicles by Seller, the type and amount of coverage and the expiration dates of the policies.  Such policies are valid and enforceable in accordance with their terms, are in full force and effect and insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by Seller.  Seller has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or (ii) informing Seller that any coverage listed on Schedule 3.18 will or may not be available in the future on substantially the same terms as now in effect.

3.19      Litigation.

Except as set forth in Schedule 3.19, as of the date hereof, there are no actions, claims, suits, charges of discrimination, or proceedings pending or, to Seller’s Knowledge, threatened against Seller or that are otherwise affecting the operation by Seller of the Business or the manufacture, sale or distribution of Utility Vehicles by Seller or the Purchased Assets at law, in equity, or admiralty, or before or by any Governmental Entity.  Seller is not in default with respect to any order, writ, injunction, or decree of any court or Governmental Entity.

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3.20      Tax Matters.

(a)           Tax Returns.  Except as set forth in Schedule 3.20(a), Seller has filed with the appropriate taxing authorities, or has valid extensions to file all Tax Returns that it is required to have filed and all such Tax Returns were correct and complete in all material respects when filed.  All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid in full to the appropriate taxing authorities.  Except as set forth on Schedule 3.20(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim with respect to Seller has ever been made by any taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and there is no Lien affecting any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

(b)           Payments.  Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party.

(c)           Additional Taxes.  Seller does not expect any taxing authority to assess any material amount of additional Taxes for any period for which Tax Returns have been filed.  There is no material dispute or claim concerning any Tax liability of Seller either claimed or raised by any taxing authority in writing or as to which Seller has Knowledge based upon direct inquiry by any agent of such authority.

(d)           Waivers.  Except as set forth on Schedule 3.20(d), Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.21      Interim Operations.

Since the date of the Interim Balance Sheet, except as set forth in Schedule 3.21 and except in the ordinary course of business, Seller has not: (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, except as contemplated by this Agreement; (ii) mortgaged, pledged, or subjected to Lien, or agreed so to do, any portion of its assets, tangible or intangible; (iii) sold or transferred or agreed to sell or transfer any portion of its assets, or cancelled or agreed to cancel any debts or claims; (iv) suffered any extraordinary losses or waived any material rights; (v) increased in any material respect the rate of compensation payable by it to any of its officers, employees or agents over the rate being paid or accrued to them as of the date of the Interim Balance Sheet except in accordance with its prior practices; (vi) terminated any material contract, agreement, license, or other instrument to which it is a party; (vii) through negotiation or otherwise, made any commitment or incurred any liability or obligation to any labor organization; (viii) made or agreed to make any material accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee, or agent; or (ix) suffered any shortages of materials or supplies or any casualty that has had, or will have, a Material Adverse Effect.

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3.22       Brokers.

Except for Lincoln International LLC, whose fee shall be paid by Seller as an Excluded Liability, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against Buyer or its Affiliates for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Seller.

3.23       FIRPTA.

Seller is not a foreign person within the meaning of Code Section 1445.

3.24       Disclaimer of Additional Representations and Warranties.

EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS OR THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS PROVIDED IN THIS AGREEMENT, THE PURCHASED ASSETS ARE TO BE CONVEYED HEREUNDER “AS IS” ON THE DATE HEREOF AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE, AND BUYER HAS RELIED ON AND SHALL RELY ON ITS OWN EXAMINATION THEREOF.

3.25       Investment Intent.

Seller acknowledges that the Consideration Shares have not been registered under the Securities Act of 1933, as amended, or any state securities Laws.  The Consideration Shares to be acquired by Seller are being acquired for its own account, for investment and with no intention of distributing or reselling such Common Stock or any part thereof or interest therein in any transaction which would be a violation of the Securities Act of 1933, as amended, or any state securities laws.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

4.1           Authority of Buyer.

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Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has full power and authority to execute and deliver this Agreement, and the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Buyer has full power and authority to own its properties and to carry on the business presently being conducted by it.

4.2       No Default Effected.

Neither the execution and delivery of this Agreement by Buyer or AGI, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Entity applicable to Buyer or AGI, or of the Certificate of Incorporation or By-laws of Buyer or AGI, or of any indenture, contract, agreement, lease, or other instrument to which Buyer or AGI is a party or subject or by which Buyer or AGI or any of their properties or assets are bound, or of any applicable statute, rule, or regulation to which Buyer or AGI or their businesses are subject.

4.3       Brokers.

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer without the intervention of any other person acting on its behalf in such manner as to give rise to any valid claim by any such person against Seller or its Affiliates for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Buyer.

4.4       Litigation.

There are no actions, suits, claims, Governmental Entity investigations or arbitration proceedings pending or, to the best of Buyer’s knowledge, threatened against or affecting Buyer or AGI that question the validity or enforceability of this Agreement or any action contemplated herein.

4.5        Financial Matters.

Buyer has and on the Closing Date will have the financial wherewithal to consummate and perform its obligations under this Agreement.

4.6        Approvals and Consents.

No approval, authorization, consent or other action by, or filing with, any Governmental Entity or other party is necessary for execution and delivery of this Agreement by Buyer or AGI or performance of their obligations hereunder or the consummation of the transactions contemplated hereby.

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4.7         Material Adverse Effect.

Since January 1, 2009, there has been no Material Adverse Effect related to AGI or Buyer, and no event has occurred or circumstance exists to the knowledge of Buyer or AGI that may result in a Material Adverse Effect related to Buyer or AGI.

4.8          Status of Common Stock and Consideration Shares.

AGI has 20,000,000 authorized shares of Common Stock, $0.10 par value, of which 10,006,854 shares were issued and outstanding as of March 31, 2009 and has no other authorized or issued shares of capital stock.  AGI has sufficient authorized shares of Common Stock which are not issued or otherwise reserved for issuance in order to issue the Consideration Shares in accordance with the terms of this Agreement without increasing the number of its authorized shares or requiring a stockholder vote.  The Consideration Shares have rights commensurate with all other shares of issued and outstanding Common Stock.  The Consideration Shares are validly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be fully paid and non-assessable, free of preemptive rights, and will, when issued, not be issued in violation of any Laws.  There are no outstanding warrants, options, commitments or rights of any kind (including, without limitation, rights of first refusal, tag-along and drag-along rights) to acquire from AGI or any third party any of the Consideration Shares.  There are no voting agreements, voting trust agreements or shareholder or similar agreements relating to the Consideration Shares.  Issuance of the Consideration Shares pursuant to this Agreement, will vest good and marketable title to all of the Consideration Shares in Seller (or its designee), free and clear of any mortgage, pledge, lien, security interest, claim, charge, or equitable interest.  The Consideration Shares are being issued in a manner that is exempt from the registration requirements of federal and state securities Laws.  Certain restrictions on transfer of the Consideration Shares are required pursuant to such Laws.

4.9         Financial Statements.

            The audited balance sheets of AGI as of December 31, 2006, December 31, 2007 and December 31, 2008, and its related audited statements of income and retained earnings and cash flows for the years then ended, and the notes thereto, accompanied by the report thereon of Ernst & Young LLP, as well as the interim balance sheets and related statements of income and retained earnings and cash flows for the period ended March 31, 2009, which were previously provided to Seller, were prepared in accordance with GAAP, were audited (in the case of year-end statements) in accordance with generally accepted auditing standards, and present fairly the financial condition and the results of operations and changes in cash flows of AGI as of their respective dates and for the periods then ended.

SECTION 5

OBLIGATIONS OF THE PARTIES PENDING CLOSING.

5.1         Conduct of Business.

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Seller covenants with Buyer that from and after the date hereof through the Closing Date (except as otherwise provided by this Agreement or consented to or approved by Buyer in writing) the Business and the manufacture, sale and distribution of Utility Vehicles by Seller shall be conducted in the usual, regular, and ordinary course.  Seller shall use commercially reasonable efforts to maintain the value of the Business as a going concern and the relationship of Seller with its customers, suppliers, vendors, employees, agents, referral sources, and Governmental Entities.

5.2         Information and Access.

Between the date hereof and the Closing Date, Seller will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal operations, to all premises, properties, books, records, contracts and documents of or pertaining to the Business and the manufacture, sale and distribution of Utility Vehicles by Seller.  Buyer and each of its representatives will treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality Agreement, dated February 2, 2009, between Buyer and Seller, which Confidentiality Agreement remains in full force and effect until the Closing.

5.3         Efforts to Effect Transaction.

The parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

5.4         No Public Announcements.

The parties shall not, without the approval of the other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by Law of any Governmental Entity or by rules or regulations promulgated by any other regulatory entity including trading entity regulators, in which case approval of the other party shall not be required.  Notwithstanding the foregoing, the parties acknowledge that AGI will make such filings and public disclosures required pursuant to the Exchange Act of 1934, as amended.  In the event that a party is obligated by Law to make a public disclosure regarding the transactions contemplated by this Agreement as described herein, the disclosing party shall so advise the other party.  Nothing herein shall be interpreted as prohibiting a party from disclosing matters it deems appropriate to financial and legal advisors involved in the negotiation and review of this Agreement and the transactions contemplated hereby.

5.5         Notification and Effect of Notification.

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Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in or addition to the Agreement or Schedules if the Agreement and Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will deliver promptly to Buyer a supplement to this Agreement and if necessary the Schedules (a “Supplement”) specifying such change.  The rights and obligations of Buyer and Seller with respect to any Supplement shall be as follows:

(a)          If the matters disclosed to Buyer in the Supplement, individually or in the aggregate with all matters disclosed in prior Supplements, shall not be material, then Buyer shall be bound by the contents of such Supplement as though the matters disclosed therein had been included in the Schedules as originally delivered by Seller.

(b)          If the matters disclosed in the Supplement, individually or in the aggregate with all matters disclosed in prior Supplements, shall be material, Buyer shall have the right, for a period of fifteen (15) Business Days following its receipt of such Supplement, to consider whether Buyer desires (1) to accept and be bound by the matters set forth in such Supplement, as though the matters disclosed therein had been included in the Schedules as originally delivered by Seller, or (2) at Buyer’s option, to terminate this Agreement by written notice to Seller given during such fifteen (15) Business Days without liability to Seller as a result of the failure of a condition to Buyer’s obligations under this Agreement.

(c)          Unless the same shall be waived in writing by Buyer, in no case shall the Closing Date occur less than fifteen (15) Business Days following the date when any Supplement shall have been delivered to Buyer, and both the Closing Date and the date specified in Section 8.1 hereof shall in each such instance be deemed extended accordingly.

For purposes of determining whether Seller has breached its representations and warranties, matters set forth in any Supplement shall have the same status as other matters set forth in the Schedules.

SECTION 6

OTHER AGREEMENTS

6.1        Bulk Sales Laws.

Buyer hereby waives compliance with the provisions of any bulk transfer laws applicable to the transactions contemplated by this Agreement including, without limitation, bulk sales laws relating to the right or obligation of Buyer to withhold any portion of the Purchase Price pending determination by any Governmental Entity of Seller’s liability for any tax obligations to any such Governmental Entity.

6.2        Transfer Taxes.

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Any sales, transfer, use or other similar taxes imposed as a result of the sale of the Purchased Assets to Buyer pursuant to this Agreement shall be borne by the party upon whom such taxes are imposed pursuant to local Law or custom.  At the Closing, Buyer shall remit to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable Law.  All recording, transfer and other similar taxes and fees payable as a result of the public recordation of the instruments of conveyance or transfer of the Purchased Assets executed and delivered to Buyer pursuant to this Agreement shall be borne by the party upon whom such taxes are imposed pursuant to local Law or custom.

6.3        Investor Rights Agreement

At Closing the parties shall enter into an Investor Rights Agreement (“Investor Rights Agreement”) in the form attached hereto as Exhibit F.

6.4        Environmental Remediation Costs

As evidenced by the Pioneer Report and the BHATE Recommendations, the parties hereto identified underground storage tanks and contaminants within or adjacent to the Subject Areas.  Seller will engage a consultant reasonably acceptable to Buyer, which consultant shall be other than the consultants that have advised either party in connection with this Agreement (e.g. Bhate and Pioneer), to prepare a risk assessment for submission to ADEM with respect to such underground storage tanks and contaminants within or adjacent to the Subject Areas.  Seller and CCI shall reimburse Buyer up to $25,000 for the reasonable and necessary costs and expenses of a consultant engaged by Buyer in connection with the review of the risk assessment to be submitted to ADEM.  Upon completion of such risk assessment, which shall be acceptable to each of Buyer and Seller, Buyer will execute and submit an application to ADEM seeking an appropriate Letter of Concurrence of ADEM pursuant to ADEM Admin. Code R. 335-15-4-.06 (the “ADEM Letter”) under and pursuant to the Alabama Land Recycling and Economic Redevelopment Act (“ALRERA”), that all requirements of the approved clean-up plans have been completed for non-residential property, including not only identification and removal of underground storage tanks and possible remediation related to the underground storage tanks and Subject Areas, but also reporting to and consultation with ADEM (the “Work”).  Seller and CCI, jointly and severally, agree to perform, at their sole expense, all Work.  The ADEM Letter shall state that all Work has been completed, shall be unqualified as to future performance and shall stipulate that all terms and conditions imposed by ADEM have been completed, provided, however, that Buyer and Seller acknowledge that the ADEM Letter may include a restriction on the use of groundwater from the Subject Areas for drinking purposes and may require a deed notation indicating that the groundwater from the Subject Areas cannot be used for drinking purposes.  The Work required to be performed by Seller and CCI hereunder shall be performed in accordance with all applicable Laws.  Time is of the essence with regard to completing the Work.  Buyer agrees to provide reasonable access to Seller to the Owned Real Property after Closing for the purpose of completing the obligations of Seller and CCI to obtain the ADEM Letter, including examination of required monitoring wells and any additional remedial work which may be required.

6.5        Collection of Seller's Accounts Receivable

Buyer agrees to collect Seller's Accounts Receivable in accordance with the following:

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(a)           From and after the Closing Date and through the end of the Collection Period, Buyer shall collect Seller's Accounts Receivable in accordance with Buyer's normal and customary collection practices for accounts receivable of the type and nature included in Seller's Accounts Receivable.  Buyer shall remit to Seller on the first day of each calendar month beginning with the first day of the fourth (4th) calendar month following Closing and continuing until the first day of the fourth (4th) calendar month following the end of the Collection Period, an amount equal to the amount collected by Buyer in connection with Seller's Accounts Receivable during the third (3rd) calendar month preceding the date of payment (for example, on December 1, 2009, Buyer shall remit Seller's Accounts Receivable received by Buyer during the month of September, 2009, and so on).  Buyer shall retain any amounts collected in connection with Buyer's Accounts Receivable.  Any remittances to Seller shall be by wire transfer of immediately available funds to an account designated by Seller or such other means as mutually agreed upon by Buyer and Seller.  Such remittance shall be accompanied with reports detailing the Seller's Accounts Receivable by customer account evidencing the payment.  A final reconciliation of Seller's Accounts Receivable shall be provided to Seller within thirty (30) days following the last payment due following the end of the Collection Period.  Notwithstanding the foregoing, Buyer shall not be required to assert any extraordinary collection efforts with regard to collection of any Seller's Accounts Receivable.

(b)          Any discounts, preferences or accommodations made in the collection of Seller's Accounts Receivable over and above Seller's normal accounts receivable programs in effect as of the Closing Date (as described on Schedule 6.5(b) attached hereto), shall be mutually agreed upon in writing by Buyer and Seller.  To the extent that Buyer offers any such discounts, preferences or accommodations without the prior written approval of Seller, the amount thereof shall only reduce Buyer's Accounts Receivable and not Seller's Accounts Receivable.

(c)          Buyer shall not extend the terms of any Seller's Accounts Receivable without the prior written consent of Seller, not to be unreasonably withheld.  In the event that Buyer extends the term of any Seller's Accounts Receivable without the consent of Seller, Buyer shall immediately pay to Seller one hundred percent (100%) of the amount of such extended Seller's Accounts Receivable subject to any agreed upon adjustments pursuant to clause (b) above.

(d)          Normal and customary out-of-pocket costs of collection (not including overhead) shall reduce Seller's Accounts Receivable and Buyer's Accounts Receivable equally.  Costs in excess of normal and customary charges shall not reduce Seller's Accounts Receivable unless agreed upon in advance and in writing by Buyer.

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(e)           Any collections received by Buyer during the Collection Period from account debtors included in Seller's Accounts Receivable shall be first applied to the oldest invoice applicable to such account debtor, unless in the ordinary course of business such customer specifically independently designates the application of such collections to a specific invoice for differentiated products.  In the event of a legitimate dispute or error in connection with an account or in the event of the placement of an account debtor on credit hold or COD status, such account shall be administered in accordance with commercially reasonable standards and collections shall be applied consistent with such terms.

(f)            In the event of any dealer buy back of Inventory after the Closing and during the Collection Period, Buyer shall remit to Seller an amount equal to fifty percent (50%) of the proceeds received from the re-sale of the re-purchased Inventory from such dealer, whether or not such re-sale occurs during or after the Collection Period, within ninety (90) days of receipt of such proceeds, up to the amount of the account receivable for the original sale of the re-purchased Inventory from such dealer that is included in Seller's Accounts Receivable.

(g)           Any amounts not paid by Buyer in accordance with the terms of this Section 2.3(c) shall bear interest at the rate of one and one-half percent (1.5%) per month from the due date until paid.

(h)           After payment of all amounts due and owing under this Section 6.5 to Seller in accordance with the terms hereof notwithstanding any extension provided under clause (f) above, Seller agrees to convey any remaining Seller's Accounts Receivable to Buyer in exchange for the payment of $1.  Such conveyance will be without representation or warranty of any kind or nature whatsoever, except title to Seller's Accounts Receivable.

(i)             Immediately following the Closing Date, Buyer and Seller jointly shall direct each account debtor of Seller as of the Closing to remit all payments on accounts receivable arising prior to Closing to Buyer, pursuant to written instructions mutually acceptable to Buyer and Seller.

6.6        HSR Act.

On or prior to September 11, 2009, Seller and Buyer shall each prepare and file any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby; Seller and Buyer shall request early termination of the waiting period thereunder; and Seller and Buyer shall respond with reasonable diligence to any request for additional information made in response to such filings.  Seller and Buyer shall each pay one-half of the filing fee required to be paid under the HSR Act.

SECTION 7

CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:

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7.1         Representations and Warranties.

The representations and warranties set forth in Section 4 shall be true and correct in all material respects as of the date of this Agreement at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates which shall be true and correct in all material respects at and as of such particular dates) and Buyer shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect. Notwithstanding the foregoing, all representations and warranties made by the Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects.

7.2         Compliance with Agreement.

Buyer shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date in all respects, and Buyer shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

7.3         No Adverse Proceeding.

As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Entity or any other Person in which it is sought to restrain or prohibit the transactions contemplated by this Agreement or which otherwise makes it inadvisable, in the reasonable opinion of Seller, to consummate the transactions contemplated by this Agreement, because it may have the effect of preventing, materially delaying or making illegal or otherwise interfering with the transactions contemplated hereby.

7.4         HSR Act

All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without objection of any of the relevant Governmental Entities.

7.5         Receipt of Ancillary Agreements and Documentation.

Seller shall have received the Ancillary Agreements, as applicable, and all of the documents and showings required to be delivered by Buyer at the Closing or otherwise contained herein, and such other documentation reasonably requested by counsel to Seller and necessary and appropriate to complete the transactions contemplated hereby.

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SECTION 8

CONDITIONS TO OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Buyer) of each of the following conditions on or prior to the Closing Date:

8.1         Representations and Warranties.

The representations and warranties set forth in Section 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates) and Seller shall have delivered to Buyer a certificate of its Manager or its President or a Vice President, dated the Closing Date, to the foregoing effect. Notwithstanding the foregoing, all representations and warranties made by the Seller in this Agreement that are qualified by materiality, shall be true and correct in all respects.

8.2         Compliance with Agreement.

Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date, and Seller shall have delivered to Buyer a certificate of its Manager or its President or a Vice President, dated the Closing Date, to the foregoing effect.

8.3         No Adverse Proceeding.

As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Entity or any other Person in which it is sought to restrain or prohibit the transactions contemplated by this Agreement or which otherwise makes it inadvisable, in the reasonable opinion of Buyer, to consummate the transactions contemplated by this Agreement, because it may have the effect of preventing, materially delaying or making illegal or otherwise interfering with the transaction contemplated hereby.

8.4         Consents.

Seller shall have obtained the consents set forth on Schedule 7.9.

8.5         HSR Act

All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without objection of any of the relevant Governmental Entities.

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8.6         Release of Liens.

All Liens other than Permitted Liens shall be released with regard to the Purchased Assets and the Business.

8.7         Receipt of Ancillary Agreements and Documentation.

Buyer shall have received the Ancillary Agreements, as applicable, and all of the documents and showings required to be delivered by Seller at the Closing or otherwise contained herein, and such other documentation reasonably requested by counsel to Buyer and necessary and appropriate to complete the transactions contemplated hereby.

SECTION 9

THE CLOSING; TERMINATION OF AGREEMENT

9.1         The Closing.

The Closing of the transactions contemplated hereby (“Closing”) shall be held within five (5) Business Days of satisfaction or waiver of each of the conditions precedent set forth in Section 7 and 0, anticipated to be not later than October 30, 2009 (“Closing Date”).  The Closing shall be held at the offices of Gould & Ratner LLP, 222 North LaSalle Street, Suite 800, Chicago, Illinois.  At the Closing, all of the transactions provided for in Section 2 hereof shall be consummated on a substantially concurrent basis.  The Parties may change the timing and location of the Closing as reasonably necessary by mutual agreement.

9.2         Termination.

Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

(a)           By mutual written consent of Buyer and Seller;

(b)           By Buyer or Seller (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before December 31 , 2009; or

(c)           By Buyer or Seller upon the material breach, inaccuracy or non-fulfillment by the other party of any of its covenants, agreements, representations or warranties contained herein that remain uncured more than thirty (30) days after written notice, which material breach, inaccuracy or non-fulfillment would have a Material Adverse Effect.

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In the event this Agreement is terminated pursuant to this Section 8.2, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.4, Section 9 and Section 11.6, except that nothing in this Section 8.2 shall relieve any party hereto of any liability for breach of this Agreement. The parties shall have all remedies at law or in equity that may be available to them in the event of the termination of this Agreement.

9.3        Deliveries by Seller at the Closing.

At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following items:

(a)           The duly executed officer’s certificates referred to in Sections 7.6 and 7.7.

(b)           The duly executed Bill of Sale, Assumption Agreement, Assignment of Contracts and Leases and such other executed assignments or certificates of title, each dated the Closing Date, as are reasonably necessary to transfer to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets.

(c)            Title to the Owned Real Property by recordable special warranty deed, subject only to (i) the matters disclosed by the Survey and any updated survey; (ii) those matters set forth as title exceptions in the marked Title Commitments referred to in Section 0; and (iii) such other matters as will not in the aggregate materially interfere with the use of the Owned Real Property as currently used (collectively, items (i), (ii) and (iii) are herein referred to as the “Permitted Exceptions”).

(d)           A certificate that Seller is not a foreign person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b).

(e)            The duly executed Intellectual Property Assignment and evidence of change of name of Seller and any nameholder corporation owned by Seller whose name is included in the Purchased Assets.

(f)             Certificates of the Secretary or an Assistant Secretary of Seller, dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives of Seller executing this Agreement and each of the Ancillary Agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary and (ii) certifying attached resolutions of the Members of Seller which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.

(g)            The Surveys referenced in Section 0.

(h)            The duly executed Investor Rights Agreement.

(i)             The duly executed Transition Services Agreement.

(j)             The legal opinion of Gould & Ratner LLP in form reasonably acceptable to counsel for Buyer.

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9.4         Deliveries by Buyer at the Closing.

At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following items:

(a)           The  stock certificate evidencing the Consideration Shares shall be issued in the name of Seller with the following legend:

The securities represented by this instrument or document have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state.  Without such registration, such securities may not be sold, pledged, hypothecated or otherwise transferred, except upon delivery to the Corporation of an opinion of counsel satisfactory to the Corporation that registration is not required for such transfer or the submission to the Corporation of such other evidence as may be satisfactory to counsel for the Corporation to the effect that any such transfer shall not be in violation of the Securities Act of 1933, as amended, or applicable state securities laws or any rule or regulation promulgated thereunder.

(b)           The duly executed officer’s certificates referred to in Sections 0 and 7.2.

(c)            The duly executed Assumption Agreement and such other agreements each dated the Closing Date, as are reasonably necessary to evidence the assumption by Buyer of the Assumed Liabilities.

(d)           Certificates of the Secretary or an Assistant Secretary of Buyer, dated the Closing Date: (i) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and each of the Ancillary Agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary and (ii) certifying attached resolutions of  the Board of Directors of Buyer which authorize and approve the execution and delivery of this Agreement and each of the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

(e)            The duly executed Investor Rights Agreement.

(f)             The duly executed Transition Services Agreement.

9.5        Certain Provisions Relating to Consents.

(a)                Seller will use its reasonable efforts and Buyer will use its reasonable cooperative efforts prior to and after the Closing Date to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement.  Neither Seller nor Buyer will be obligated to pay any consideration or incur any liability or obligation in order obtain any such consent.

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(b)           To the extent that any Assumed Contract is not capable of being transferred by Seller to Buyer pursuant to this Agreement without the consent of a third party (including a Governmental Entity) and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of any Law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(c)            In the event that any such consent is not obtained on or prior to the Closing Date, Seller will use its reasonable efforts to (i) provide to Buyer the benefits of the applicable Assumed Contract, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer and (iii) enforce at the request and expense of Buyer and for the account of Buyer, any rights of Seller arising from any such Assumed Contract (including the right to elect to terminate such Assumed Contract in accordance with the terms thereof upon the request of Buyer).

(d)           Buyer will perform the obligations arising after the Closing under all Assumed Contracts for the benefit of Seller and the other party or parties thereto, except for any obligation under such Assumed Contract that constitutes a Excluded Liability.

SECTION 10

REMEDIES FOR BREACHES OF THIS AGREEMENT.

10.1        Survival.

Except as provided in the next succeeding sentence, all of the representation and warranties of Seller and CCI contained in Section 3 of this Agreement or in any certificate delivered by Seller pursuant to this Agreement will survive the Closing and continue in full force and effect for eighteen (18) months following the Closing Date.  All representations and warranties of Seller and CCI contained in Sections 3.1, 3.2,  0 (first sentence only), 3.20, 0, 3.23 and 3.25 will survive the Closing and continue in full force and effect forever thereafter.  The representations and warranties set forth in Section 3.10 will survive the Closing and continue in full force and effect for three (3) years following the Closing Date.  Except as provided in the next succeeding sentence, all of the representation and warranties of Buyer contained in Section 4 of this Agreement or in any certificate delivered by Buyer pursuant to this Agreement will survive the Closing and continue in full force and effect for eighteen (18) months following the Closing Date.  All representations and warranties of Buyer contained in Sections 4.1 and 4.2 will survive the Closing and continue in full force and effect forever thereafter.

10.2        Indemnification Provisions for Benefit of the Buyer Not Relating to Qualified Environmental Matters and Underground Storage Tanks.

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Except as otherwise provided in Section 10.2A with regard to Qualified Environmental Matters and underground storage tanks, in the event Seller breaches  any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Seller pursuant to this Agreement and provided that Buyer makes a written claim for indemnification against Seller within the applicable survival period, then Seller and CCI, jointly and severally, agree to indemnify Buyer from and against all Damages Buyer suffers resulting from, arising from, arising out of, relating to, in the nature of or caused by such breach; provided, however, Seller and CCI will not have any obligation to indemnify Buyer from and against any Damages resulting from, arising out of, relating to, in the nature of or caused by the breach of any representation or warranty of Seller and contained in Section 3 of this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2, 0 (first sentence only), 3.20, 0, 3.23 or 3.25, or in the case of fraud) (a) until Buyer has suffered aggregate Damages by reason of all such breaches of the representations and warranties in Section 3 in excess of Two Hundred Thousand Dollars ($200,000) (after which point Seller and CCI will be obligated only to indemnify the Buyer from and against further Damages in excess of Two Hundred Thousand Dollars ($200,000) or (b) to the extent the aggregate Damages Buyer has suffered by reason of all such breaches of the representations and warranties in Section 3 exceeds Four Million Dollars ($4,000,000) (after which point Seller will have no obligation to indemnify the Buyer from and against further Damages in excess of Four Million Dollars ($4,000,000))  (the “Cap”), provided that for purposes of determining the foregoing thresholds, the amount of Damages shall be calculated without reference to materiality qualifiers contained in the applicable representations or warranties.  Further, the threshold and Cap referenced in this Section 10.2 relate solely to Damages relating to breaches of representations and warranties contained in Section 3 of this Agreement; no such limitation shall apply with regard to Damages incurred by Buyer or its Affiliates relating to Excluded Liabilities or the calculation of Net Working Capital.

10.2A  Indemnification Provisions for Benefit of the Buyer Relating to Qualified Environmental Matters and Underground Storage Tanks.

(a)        Indemnification.  Seller and CCI, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all Damages: (i) to the extent arising or resulting from any claim, demand or action initiated by any Governmental Entity and relating to a Qualified Environmental Matter, (ii) arising in connection with the Work, including any claim for mechanics’ lien, and (iii) arising from any claim, demand or action from a Governmental Entity or other Person in connection with any failure by Seller or CCI to complete the Work.

(b)        Limitations on Indemnification for any Qualified Environmental Matters and Underground Storage Tanks.

(i)         The obligation of Seller and CCI for indemnifiable Damages under this Section 10.2A concerning the removal of the underground storage tanks identified pursuant to Section 6.4 and/or any Qualified Environmental Matter shall terminate as to removal of the underground storage tanks or a Qualified Environmental Matter upon the receipt of a “no further action letter” or substantial equivalent thereof from a Governmental Entity having jurisdiction over such matter, including but not limited to the ADEM Letter, to the extent provided in any such letter.

(ii)        Upon the completion of the Work, the obligation of Seller and CCI for indemnifiable Damages under this Section 10.2A shall terminate on the fifth anniversary of completion of the Work, as evidenced by the issuance of the ADEM Letter.

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(iii)       Upon completion of the Work and payment of all costs and expenses relating thereto by Seller and CCI and subject to the time limitations in 10.2A(b)(ii) above, Seller and CCI shall indemnify Buyer from and against any Damages under this Section 10.2A, but such additional indemnification obligation shall not exceed aggregate indemnifiable Damages of Buyer under this Section 10.2A of Two Million Dollars ($2,000,000) (after which point Seller and CCI will have no obligation to indemnify the Buyer from and against further Damages under this Section 10.2A in excess of Two Million Dollars ($2,000,000)).

(iv)       Notwithstanding anything to the contrary in this Section 10.2A(b), Buyer shall retain its rights as an innocent purchaser under ALRERA.

(c)        Subsequent Transferees.  The indemnification obligations of Seller and CCI in respect of the Qualified Environmental Matters under this Section 10.2A shall be enforceable by a transferee of Buyer’s interest in any Owned Real Property only to the extent set forth in this Section 10.2A.

10.3       Indemnification Provisions for Benefit of Seller.

In the event Buyer or AGI breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by Buyer or AGI pursuant to this Agreement and provided that Seller makes a written claim for indemnification against Buyer or AGI within the applicable survival period, then Buyer and AGI agrees to indemnify Seller from and against the entirety of any Damages Seller suffers resulting from, arising out of, relating to, in the nature of or caused by such breach. Buyer and AGI further agree to indemnify Seller from and against the entirety of any Damages Seller suffers resulting from, arising out of, relating to, in the nature of or caused by any Assumed Liability.

10.4       Matters Involving Third Parties.

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If any third party notifies any party hereto (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party hereto (the “Indemnifying Party”) under this Section 9, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within thirty (30) days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate.  In the event the Indemnifying Party notifies the Indemnified Party after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Indemnified Party’s separate co-counsel to the extent (i) counsel for the Indemnifying Party determines in good faith that such counsel has a conflict of interest that precludes joint representation, (ii) the Indemnifying Party is not capable by reason of insufficient financial capital, bankruptcy, receivership, liquidation, managerial deadlock or similar events of maintaining a reasonable defense of such action or proceeding, or (iii) the action or proceeding seeks injunctive or other equitable relief against the Indemnified Party), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably) and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

10.5         Determination of Loss.

An indemnifying party (the “Indemnitor”) shall promptly pay or reimburse the indemnified party (the “Indemnitee”) the amount of all Damages payable or reimbursable to the Indemnitee pursuant to this Section 9 after the amount of such Damages and Indemnitor’s liability therefore is established by (i) agreement in writing between Indemnitor and the Indemnitee or (ii) by a final judgment by a court of competent jurisdiction (any Damages so determined is referred to herein as “Established Loss”). If any Established Loss is outstanding and unpaid on the date in which the Indemnitee is obligated to pay any amount to the Indemnitor (pursuant to this Agreement or otherwise), then the Indemnitee may set off such Established Loss against any such amount due and payable to the Indemnitor.  In computing Damages under this Agreement, the parties shall take into account (a) any actual third party insurance coverage, which shall be deducted from Damages and (b) payments from any other responsible Persons who are not insurers, parties to this Agreement or Affiliates of any of them, and such Damages shall be reduced by the deemed tax benefit of (1) the maximum combined Federal and State income tax rates applicable to individuals multiplied by any indemnified Damages that are deductible by the indemnified party, (2) the present value of the maximum combined Federal and State income tax rates applicable to individuals multiplied by the Damages discounted at five percent (5%) over the period of amortization or depreciation for Damages that may be capitalized and depreciated or amortized by the indemnified party, or (3) in the case of Damages not covered by clauses (1) or (2) above, the estimated tax benefits, if any, of such Damages.

10.6         Exclusive Remedy.

The indemnification provisions set forth in this Section 9 will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement.  Notwithstanding the foregoing sentence, nothing contained herein shall be deemed to limit: (i) a party’s right to enforce equitable remedies otherwise available under Law, or (ii) Buyer’s rights as an innocent purchaser under ALRERA.

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SECTION 11

EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

11.1      Employment.

(a)          Offer to Hire.  Buyer shall offer to hire, effective as of the Closing Date, the active employees of the Business in Selma, Alabama on the day immediately prior to the Closing Date, and only those inactive employees on temporary leave for purposes of jury duty, short-term disability, leave pursuant to the Family Medical Leave Act, vacation or annual two-week national military duty (such employees who are to be given offers of hire being hereafter referred to as the “Employees”).  Attached as Schedule 11.1 is a schedule designating all Employees and applicable inactive employees of the Business other than employees located in Telford, Tennessee.  Seller has no contractual obligations with its Employees for any pre-existing recall rights, reinstatement rights or rights to reemployment of applicable inactive employee of Seller’s Business.  Any person who has retired from Seller shall not be considered an inactive employee.

(b)          Transferred Employees.  The Employees who accept and commence employment with Buyer shall be referred to herein as the “Transferred Employees”.

(c)          Terms of Employment.  Except as expressly provided otherwise in this 0 the terms of the Transferred Employees’ employment shall be upon such terms and conditions as Buyer, in its sole discretion shall determine.  To the extent permitted by Law, upon request of Buyer, Seller shall provide Buyer reasonable access to data (including computer data) regarding the dates of hire, compensation and job description of Employees.  Seller hereby authorizes Buyer to enter into discussions with and to advise any of the Employees concerning the terms of any future employment of such individuals by Buyer and will permit Buyer reasonable access to Employees for such purpose.

11.2      Health and Welfare Benefits.

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Effective on the Closing Date and subject to the applicable terms and conditions of each plan, Buyer shall provide the Transferred Employees with health and welfare benefits substantially equivalent to those Buyer provides to similarly situated new employees hired by Buyer after the Closing Date; provided, however, that Buyer reserves the right to modify or terminate such benefits from time to time after the Closing Date.  Such Transferred Employees shall participate under Buyer’s medical plans as of the Closing Date without any waiting periods, without any evidence of insurability, and without the application of any preexisting physical or mental condition restrictions except to the extent applicable under Buyer’s Employee Benefit Plans, but counting claims incurred prior to the Closing Date for purposes of applying deductibles, out of pocket maximums, benefit maximums, etc.  In no event shall Buyer be required to provide post-retirement medical benefits to Employees or Transferred Employees.  In furtherance of the foregoing, Buyer and Seller agree to direct the administrators of their respective health and welfare benefit plans to communicate with each other to effectuate the above-described transition in order to comply with all provisions of any applicable Laws, including The Health Insurance Portability and Accountability Act of 1996.

11.3      Discharge of Employee Benefits Obligations

(a)          Except for liabilities and claims of Transferred Employees and Employees to be assumed by Buyer under Section 10.3(b), Seller shall discharge all liabilities to and claims of Transferred Employees or Employees of Seller arising out of their employment with Seller on or prior to the Closing Date.

(b)          Buyer shall assume and discharge all liabilities and claims of:

(i)             Transferred Employees arising under or with respect to workers’ compensation claims arising from injuries occurring after the Closing Date;

(ii)            Transferred Employees or employees of Buyer arising out of their employment with Buyer after the Closing Date, including but not limited to, any claims arising out of any Employee Benefit Plan maintained by Buyer;

(iii)           Transferred Employees, Employees and former employees of Seller listed, and only to the extent described or reserved for on the Interim Balance Sheet; and

(iv)           Transferred Employees, their spouses and dependents for continuation coverage under Code Section 4980B.

11.4       401(k) Asset Transfers.

To the extent permitted by Law and the terms of the 401(k) plan maintained by Buyer (the “Buyer’s Plan”), Buyer shall permit (but not require) any Transferred Employees to elect to roll over such account balances (including plan loans to the extent permitted by the terms of the Buyer’s Plan) directly to the Buyer’s Plan and to participate in Buyer's Plan according to the terms thereof.  Seller acknowledges and agrees Buyer shall not be liable or obligated under the 401(k) plan maintained by Seller or for any benefits accrued or distributions that may be due from such plan prior to, on or after the Closing Date.

11.5       WARN Act.

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Seller shall be responsible for compliance with WARN and any comparable state law in connection with the termination of any of its Employees prior to the Closing, including but not limited to Seller employees not considered employees of the Business.  In reliance on Buyer’s agreement to offer to hire as of the Closing Date all of the Employees, Seller may not give WARN notifications to Employees of the Business located in Selma, Alabama. Buyer will have sole responsibility for any obligations or liabilities to the Employees under WARN in connection with termination of any Employees following the Closing and agrees to hold Seller harmless for same, provided that Seller shall retain responsibility for WARN obligations solely to the extent that Buyer's post-Closing Employee terminations trigger a WARN liability solely as a result of terminations made by Seller pre-Closing.  Buyer's indemnification of Seller, and Seller's indemnification of Buyer, in this regard specifically includes, but is not limited to, any claim by such Employees for back pay, front pay, benefits, or compensatory or punitive damages, any claim by any governmental unit for penalties regarding any issue of prior notification (or any lack thereof) of any plant closing or mass layoff, as well as defense costs, including reasonable attorneys' fees, in defending any such claims.

SECTION 12

POST-CLOSING MATTERS GENERALLY

12.1       Ongoing Cooperation.

Seller and Buyer shall reasonably cooperate with each other as provided in the Transition Services Agreement and shall make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Buyer or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Buyer or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes including, without limitation, sales taxes and sales tax audits. Buyer and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period.  Without limiting the generality of the foregoing, each of Buyer and Seller will retain copies of all such Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date until the expiration of the applicable statutes of limitations.  Also, for a period of twelve (12) months after the Closing Date, Buyer shall provide Seller and its representatives with reasonable access to the Books and Records, during normal business hours and on reasonable prior written notice, for any reasonable and necessary business purpose specified by Seller in such notice.

12.2       Litigation Support.

In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with:

(a)           any transaction contemplated under this Agreement; or

(b)          any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving either party, the other party will reasonably cooperate with the contesting or defending party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 9).

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12.3        Product Liability Insurance.

Buyer agrees to maintain post closing for a period of not less than 5 years, product liability insurance coverage with a deductible not to exceed $300,000 and per occurrence and aggregate limits of not less than $15,000,000 (such limits may be a combination of primary and excess coverage) with an insurer having a minimum best rating of at least A1X and with such terms, conditions and limitations reasonably comparable to the product liability insurance coverage of Seller in effect on the Closing Date, naming Seller an additional insured, which coverage shall be primary and non contributory with respect to any coverage available to Seller. Buyer's coverage may be occurrence based or claims made insurance.  Seller shall name Buyer as an additional insured on Seller's existing occurrence based product liability policy and on the tail products policy for Utility Vehicles.

12.4       Covenant Not To Compete.

For a period of five (5) years from and after the Closing Date, neither the Seller, CCI nor any of their Affiliates will engage in the United States directly or indirectly in any business that Seller conducts as of the Closing Date (for this purpose the manufacture, sale and distribution of Utility Vehicles is deemed to exist as of the Closing Date); excluding, however, any business (other than the Business and the manufacture, sale and distribution of Utility Vehicles) that Seller, CCI or any of their Affiliates are engaged in prior to the Closing Date and excluding the ownership by Seller, CCI or any of their Affiliates, directly or indirectly, of not more than fifteen percent (15%) of the ownership interests of any publicly traded corporation engaged in such business other than Seller’s ownership of Consideration Shares in AGI.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable as so modified.

12.5       Reasonable Restrictions.

Buyer, Seller and CCI agree and acknowledge that the restrictions imposed by Section 12.4 hereof are legitimate, reasonable and necessary to protect Buyer’s investment in the assets and value of the Company, and the goodwill associated therewith.  Seller and CCI acknowledge that the scope and duration of the restrictions are reasonable in light of the time that the Seller has been engaged in the business of Buyer, Seller’s reputation in the markets for Buyer’s businesses, Seller’s relationship with the suppliers, customers and clients of Buyer, and the necessity of protecting the goodwill acquired by Buyer in connection with the transactions contemplated in this Agreement.  Seller and CCI further acknowledge that the restrictions contained herein are not burdensome to Seller or CCI in light of the consideration paid therefor and the other opportunities that remain open to Seller.

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SECTION 13

MISCELLANEOUS PROVISIONS.

13.1       Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by facsimile or email (receipt confirmed), one Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid), or two Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to Seller, CCI, Buyer and AGI at the addresses indicated below:

If to Buyer and AGI:	Alamo Acquisition, Inc. c/o Alamo Group Inc. 1627 E. Walnut Seguin, Texas 78155 Attention: Ronald A. Robinson Facsimile No. (830) 372-9683
With a copy (which shall not constitute notice) to:	Oppenheimer, Blend, Harrison & Tate, Inc. 711 Navarro, Sixth Floor San Antonio, Texas 78205 Attention: J. David Oppenheimer Facsimile No. (210) 224-7540
If to Seller and CCI:	Bush Hog, LLC c/o CC Industries, Inc. 222 N. LaSalle St., Suite 1000 Chicago, Illinois 60601 Attention: David M. Rubin Facsimile No. 312/899-5038
With a copy (which shall not constitute notice) to:	Gould & Ratner LLP 222 N. LaSalle St., Suite 800 Chicago, Illinois 60601 Attention: Brian B. Gilbert Facsimile No. 312/236-3241

13.2       Amendments.

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The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner except by an instrument in writing duly executed by the parties hereto.

13.3      Assignment and Parties in Interest.

Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be transferred or assigned (by operation of law or otherwise) by any party hereto except with the prior written consent of the other parties hereto.  This Agreement will not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

13.4      Expenses.

Each party to this Agreement will bear all of the legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.  Such expenses shall be paid separate and apart from the Net Working Capital calculation.

13.5      Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in an amendment hereto executed in accordance with Section 11.7. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

13.6      Further Assurances.

The parties hereto shall, at the reasonable request of any other party hereto, execute and deliver such documents and take such actions as may be reasonably required to effectively carry out the terms of this Agreement.

13.7      Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

13.8      Counterparts.

For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

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13.9      Governing Law.

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, applicable to contracts made and performed therein, and any litigation concerning this Agreement or the transactions contemplated hereby or any other matters relating hereto shall be cited in a court of competent jurisdiction located in Cook County, Illinois.

13.10     Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.11     Construction.

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature Page Follows)

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the day and year first written above.

SELLER:          BUSH HOG, LLC

            By:       __________________________

            Its:        __________________________

CCI:                 CCI INDUSTRIES, INC.

            By:       __________________________

            Its:        __________________________

BUYER:           ALAMO ACQUISITION, INC.

            By:       __________________________

            Its:        __________________________

                                                            PARENT OF BUYER:

                                                                                    ALAMO GROUP INC.

            By:       __________________________

            Its:        __________________________

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]